Exhibit 10.16.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 1, 2008 (“Agreement Date”) is by and between Principal Financial Group, Inc., a Delaware corporation, (together with all successors thereto “PFGI”), Principal Financial Services, Inc., an Iowa corporation, and Principal Life Insurance Company, an Iowa corporation (together with all successors thereto, “Life”) (each of the foregoing referred to individually as a “Company” or collectively as “Companies”, and Larry D. Zimpleman (“Executive”), a resident of Iowa.  The parties previously entered into an Employment Agreement dated June 1, 2006 (“Prior Agreement”), and have determined that the Prior Agreement should be modified.  This Agreement shall supersede the Prior Agreement in its entirety.

Article I.

DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1           “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid with respect to any Fiscal Year ended prior to the Date of Termination.

1.2           “Accrued Base Salary” means the amount of Executive’s Base Salary, which is accrued but not yet paid as of the Date of Termination.

1.3           “Affiliate” means any Person that directly or indirectly controls, is controlled by, is under common control with, a Company.  For the purposes of this definition, the term “control” when used with respect to any Person, means (a) the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (b) for purposes of Section 1.11 and Article VII, the power substantially to influence the direction of strategic management policies of such Person, and provided a Company has a direct or indirect commercial relationship with such Person, all as determined by the Human Resources Committee of the Board or its successor.

1.4           “Agreement” – see the introductory paragraph of this Agreement.

1.5           “Agreement Date” – see the introductory paragraph in this Agreement.

1.6           “Anniversary Date” – means any annual anniversary of the Agreement Date.

1.7           “Annual Bonus” – see Section 4.2.

1.8           “Base Salary” – see Section 4.1.

1.9           “Beneficiary” – see Section 9.6.

1.10         “Board” means the Board of Directors of PFGI unless the context indicates otherwise.

1.11         “Cause” means any of the following:

(a)           Executive’s conviction of, plea of guilty to, or plea of nolo contendere to a felony or misdemeanor (other than a traffic-related felony or misdemeanor) that involves fraud, dishonesty or moral turpitude,

(b)           any willful action by Executive resulting in any criminal conviction or civil or internal Company sanction or judgment under (i) any Federal or State workplace harassment or discrimination laws or (ii) any internal Company workplace harassment, discrimination or other workplace policy under which such action could be or could reasonably be expected to be grounds for immediate termination of a member of Senior Management (other than mere failure to meet performance goals, objectives, or measures),

(c)           Executive’s habitual abuse of or addiction to alcohol or controlled substances, which interferes with the performance of Executive’s duties,

(d)           Executive’s willful and intentional material breach of this Agreement, including, but not limited to, the restrictive covenants contained in Article VII,

(e)           Executive’s habitual neglect of duties (other than resulting from Executive’s incapacity due to physical or mental illness), which results in substantial financial detriment to any of the Companies or any Affiliate,

(f)            Executive’s personally engaging in such conduct that results or is likely to result in (i) substantial damage to the reputation of any of the Companies or any Affiliate, as a respectable business, or (ii) substantial financial detriment (whether immediately or over time) to any of the Companies or Affiliates,

(g)           Executive’s willful and intentional material misconduct in the performance of or gross negligence of his duties under this Agreement that results in substantial financial detriment to a Company or any Affiliate,

(h)           Executive’s intentional failure (including a failure caused by gross negligence) to cause any of the Companies to comply with applicable law and regulations material to the business of such Company which results in substantial financial detriment to any of the Companies or any Affiliate, or

(i)            Executive’s willful or intentional failure to comply in all material respects with a specific written direction of the Board that is consistent with normal business practice and not inconsistent with this Agreement and Executive’s responsibilities hereunder.

For purposes of clauses (d), (e), (f), (g) and (h) of the preceding sentence, Cause shall not mean the mere existence or occurrence of any one or more of the following, and for purposes of clause (i) of the preceding sentence, Cause shall not mean the mere existence or occurrence of item (iv) below:

(i)            bad judgment,

(ii)           negligence, other than Executive’s habitual neglect of duties or gross negligence,

(iii)          any act or omission that Executive believed in good faith to have been in the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

(iv)          failure to meet performance goals, objectives or measures;

provided, that for purposes of clauses (c), (d), (e), (f), (g), (h) and (i), any act or omission that is curable shall not constitute Cause unless the Company gives Executive written notice of such act or omission that specifically refers to this Section and, within 10 days after such notice is received by Executive, Executive fails to cure such act or omission.  Notwithstanding anything to the contrary herein, any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least six months shall not constitute “Cause” under any clause of this Section.

1.12         “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.13         “Company” – see the introductory paragraph to this Agreement.

1.14         “Competitive Business” means as of any date any corporation or other Person (and any branch, office or operation thereof) that engages in, or proposes to engage in:

(a)           the underwriting, reinsurance, marketing or sale of (i) any form of insurance of any kind that any of the Companies as of such date does, or has under active consideration a proposal to, underwrite, reinsure, market or sell (any such form of insurance, a “Company Insurance Product”) or (ii) any other form of insurance that is marketed or sold in competition with any Company Insurance Product, or

(b)           the sale of financial services which involve (i) the management, for a fee or other remuneration, of an investment account or fund (or portions thereof or a group of investment accounts or funds), (ii) the giving of advice, for a fee or other remuneration, with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (iii) financial planning services, or

(c)           the design, implementation and administration of employee benefit plans, including plan documents, employee communications, reporting, disclosure, financial advice, investment advice, and fiduciary services, or

(d)           any other business that as of such date is a direct and material competitor of a Company and its Affiliates to the extent that prior to the Date of Termination any of the Companies or its Affiliates engaged at any time within 12 months in or had under active consideration a proposal to engage in such competitive business;

and that is located anywhere in the United States or anywhere outside of the United States where such Company or its Affiliates is then engaged in, or has under active consideration a proposal to engage in, any of such activities.

1.15         “Date of Termination” means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by or on behalf of PFGI) or by PFGI (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice, as of which Executive’s employment with the Companies shall be terminated; provided, however, that:

(i)            if Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of Executive’s death; and

(ii)           if Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the 30th day after Executive’s receipt of the physician’s certification of Disability, unless, before such date, Executive shall have resumed the full-time performance of Executive’s duties; and

(iii)          if Executive terminates his employment without Good Reason, the Date of Termination shall be the 30th day after the giving of such Notice; and

(iv)          if no Notice of Termination is given, the Date of Termination shall be the last date on which Executive is employed by the Companies.

Notwithstanding anything else contained herein to the contrary, where termination of employment is not a full cessation of Executive’s services for the Companies and each other member of the same controlled group of corporations as the Companies, for purposes of determining the timing of any payment or distribution of compensation in accordance with this Agreement that is deferred compensation for purposes of Section 409A and that is payable upon or in connection with a termination of employment, the Date of Termination shall be deemed to be the date on which Executive has incurred  a separation from service, as defined in the regulations promulgated under Section 409A of the Code.

1.16         “Disability” means a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least six months and which in the certified opinion of a physician mutually agreed upon by PFGI and Executive (which agreement neither party shall unreasonably withhold) is expected to be permanent or to last for an additional duration in excess of six months.

1.17         “Employment Period”  – see Section 3.1.

1.18         “Executive” – see the introductory paragraph of this Agreement.

1.19         “Fiscal Year” means the fiscal year used in connection with the preparation of the consolidated financial statements of PFGI.

1.20         “Good Reason” means the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(a)           any material breach of the Agreement by any of the Companies, including any of the following, each of which shall be deemed material:

(i)            any adverse change in the title,  responsibilities or authorities of Executive;

(ii)           any failure of Executive to be nominated, appointed or elected and to continue to be nominated, re-elected, or re-appointed as President and Chief Executive Officer of PFGI without Executive’s prior written consent;

(iii)          any failure of Executive to be nominated and to continue to be nominated as a member of the Board of Directors of PFGI or the Board of Directors of Life;

(iv)          causing or requiring Executive to report to anyone other than the Board of PFGI ;

(v)           assignment to Executive of duties materially inconsistent with his position and duties described in this Agreement, including offices, or responsibilities as contemplated under Section 2.1 or any other action by any of the Companies which results in an adverse change in such position, offices, titles or responsibilities;

(vi)          any reduction or failure to pay Executive’s Base Salary in violation of Section 4.1 or his Annual Bonus in violation of Section 4.2; or

(vii)         any failure to grant or pay an LTIP Award or LTIP Bonus required under Section 4.3;

provided that the creation, existence or appointment of a president or chief executive officer other than Executive of any subsidiary of PFGI shall not be deemed to be Good Reason if such other chief executive officer or president reports, directly or indirectly, to Executive; and provided, further, that no act or omission described in clauses (i) through (vii) of this Section 1.20(a) shall constitute Good Reason unless Executive gives PFGI written notice of such act or omission within 60 days of becoming aware of such act or omission, the Company fails to cure such act or omission within 30-days after delivery of such notice and Executive terminates his employment promptly (but not more than 60 days) after the expiration of the Company’s opportunity to cure any such act or omission; or

(b)           the failure of PFGI to assign this Agreement to its successor or the failure of a successor of PFGI or Life to expressly assume and agree to be bound by the Agreement; or

(c)           relocation of the Company’s executive offices or Executive’s own office location to a location that is outside the United States;

In the event of an occurrence or omission described in this Section 1.20(b) or (c) constituting Good Reason, Executive shall not be entitled to terminate his employment for Good Reason unless within 3 months after Executive first obtains actual knowledge of such an event constituting Good Reason, he notifies PFGI of the events constituting such Good Reason and of his intention to terminate his employment for Good Reason by a Notice of Termination.

Notwithstanding any provision in this Section to the contrary, no reduction in base salary, bonus or incentive (including without limitation the LTIP) that applies to all members of Senior Management shall constitute Good Reason pursuant to clauses (a) (vi) or (vii) of this Section.

1.21         “including” means including without limitation.

1.22         “Life” – see introductory paragraph to this Agreement

1.23         “LTIP” means, the Principal Financial Group Stock Incentive Plan, the Principal Financial Group 2005 Stock Incentive Plan and any other successor long-term incentive plan (other than the LTPP) established by any of the Companies or the Surviving Corporation.

1.24         “LTIP Award” means a grant under the LTIP.

1.25         “LTIP Bonus” means the amount paid or earned in respect of an LTIP Award.

1.26         “LTIP Performance Period” means any performance period applicable to an LTIP Award, as designated in accordance with the LTIP.

1.27         “LTPP”.  means the 1999 Long-Term Performance Plan, as may be amended from time to time.

1.28         “PFGI” – see introductory paragraph to this Agreement.

1.29         “Notice of Termination” means a written notice of termination of Executive’s employment given in accordance with Section 9.12 by PFGI on behalf of the Companies, or by Executive, as the case may be, which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Date of Termination is other than the date of receipt of such Notice of Termination, the Date of Termination.

1.30         “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.31         “Prorata Annual Bonus” means the product of (i) the Target Annual Bonus (provided that no effect shall be given to any reduction in such Target Annual Bonus that would qualify as Good Reason if Executive were to terminate his employment on account thereof) multiplied by (ii) a fraction of which the numerator is the number of days which have elapsed in such Fiscal Year through the Date of Termination and the denominator of which is 365.

1.32         “Retirement” means any Termination of Employment after Executive reaches age 57, other than for Cause and other than for Good Reason.

1.33         “Senior Management” means Executive Vice President or higher-level officers of PFGI in the United States.

1.34         “Target Annual Bonus” – see Section 4.2.

1.35         “Target Annual Goals” – see Section 4.2.

1.36                           “Tax Gross-Up Payment” means an amount payable to Executive such that after payment of Taxes on such amount there remains a balance sufficient to pay the Taxes being reimbursed.

1.37                           “Taxes” means the incremental federal, state, local and foreign income, employment, excise and other taxes payable by Executive with respect to any applicable item of income.

1.38                           “Termination For Good Reason” means a Termination of Employment by Executive for a Good Reason.

1.39                           “Termination of Employment” means a termination by the Companies or Executive of Executive’s employment with the Companies and their Affiliates.

1.40                           “Termination Without Cause” means a Termination of Employment by the Companies for any reason other than Cause or Executive’s death or Disability.

Article II.

DUTIES

2.1                                 Duties.  PFGI shall employ Executive during the Employment Period as its President and Chief Executive Officer, and Executive shall have the authority, duties, and responsibilities as are commensurate and consistent with such position and title, and as provided in, PFGI’s by-laws.  Executive shall also serve as President and Chief Executive Officer of Life.  It is contemplated that the stockholders of PFGI and of Life, respectively, will elect Executive to their respective Boards.  Executive shall report solely to the Board of PFGI.  During the Employment Period, Executive shall have broad discretion and authority to manage and direct the day-to-day affairs and operations of the Companies in compliance with applicable law, including the sole authority to direct the strategic direction of the Companies, except to the extent required in connection with the exercise by the Board of its corporate governance duties and responsibilities under PFGI’s by-laws and other applicable law.  During the Employment Period, Executive shall follow the directives of the Board and shall meet with the Board on a periodic basis sufficient to enable the Board to fulfill its corporate governance responsibilities.  All operating, staff, other executives, and divisions of the Companies shall report solely to Executive, either directly or indirectly through subordinates of Executive who report to Executive.  During the Employment Period, Executive shall perform the duties assigned to him hereunder, and, subject to Section 2.2, shall devote his full business time, attention and effort, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, to the affairs of the Companies and shall use his best efforts to promote the interests of the Companies.  The Executive acknowledges that his business time is not limited to a fixed number of hours per week.

2.2                                 Other Activities.  Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of Executive’s duties under this Agreement.

Article III.

EMPLOYMENT PERIOD

3.1                                 Employment Period.  Subject to the termination provisions hereinafter provided, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Agreement Date and end on the Anniversary Date which is one year after such date to which the Employment Period is extended pursuant to the following sentence unless terminated sooner pursuant to Article VI.  At the expiration of the initial term of this Agreement, as set forth in the immediately preceding sentence, or the term of this Agreement as the same may previously have been extended in accordance with this sentence, the Employment Period shall be automatically extended for a period of one additional year unless PFGI or Executive delivers written notice to the other party not later than ninety (90) days prior to the date on which the Agreement is scheduled to expire that it or he is electing not to extend the Employment Period.

Notwithstanding anything to the contrary set forth in this Section 3.1, the Employment Period shall automatically end on Executive’s 65th birthday unless PFGI delivers written notice to Executive not less than ninety (90) days prior to such date that it desires the Agreement not so expire in which case the Employment Period shall continue as set forth above.

Article IV.

COMPENSATION

4.1                                 Salary.  Executive shall be paid in accordance with normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $800,000 per year (“Base Salary”).  During the Employment Period, the Base Salary may be reviewed periodically and may be increased from time to time as shall be determined by the Board, in accordance with normal Company administrative practices for Senior Management.  After any such increase, the term “Base Salary” shall thereafter refer to the increased amount.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.  Base Salary shall not be reduced at any time without the express written consent of Executive; provided that the Board may, in its discretion and prior to the commencement of the calendar year with respect to which the related services are to be performed, restructure or alter the time of payment of Base Salary in order to enhance the deductibility thereof, provided (i) there is no economic detriment to the Executive and that the Board and Executive shall cooperate in good faith in such restructuring or alteration and (ii) any delayed payment of such Base Salary that is treated as deferred compensation under Section 409A of the Code is  made upon the occurrence of a permissible distribution date or event under such Section 409A.

4.2                                 Annual Bonus.

(a)                                  Executive shall be eligible to receive an annual bonus (“Annual Bonus”) in accordance with the terms hereof for each Fiscal Year that begins or ends during the Employment Period.  Executive shall be eligible for an Annual Bonus based upon target performance goals (the “Target Annual Goals”), which goals shall be determined by the Board on an annual basis consistent  (unless the Board otherwise determines) with the requirements of Section 162(m) of the Code to ensure full deductibility by the Company, in accordance with normal Company administrative practices for Senior Management, and which provides for a payment opportunity of 125% of Executive’s Base Salary (“Target Annual Bonus”) upon achievement of the Target Annual Goals.  The parties agree that the Annual Bonus shall be administered and shall be subject to the same terms and conditions as are generally applicable to other members of Senior Management in the applicable year.

(b)                                 The entire Annual Bonus that is payable to Executive with respect to a Fiscal Year shall be paid in cash, or such other medium as is generally applicable to members of Senior Management, as soon as practicable after the appropriate Board has determined whether and the degree to which Target Annual Goals have been achieved following the close of such Fiscal Year, but in no event later than the March 15 following the end of such Fiscal Year.  In any event, the entire Annual Bonus that is payable to Executive with respect to a Fiscal Year shall be paid at the same time as the Annual Bonus is paid to the other members of Senior Management, but in any event no later than 75 days after the end of the Fiscal Year.

4.3                                 Long-Term Incentive Plan Bonus and Other Incentive Compensation.  Executive shall have the opportunity to participate in the LTIP (if such plan exists) and any other incentive compensation plan or program available to Senior Management.  Executive’s target award opportunity under the LTIP will be a percentage of his Base Salary as determined by the Board, with the value of such award opportunity to be determined in accordance with the otherwise applicable compensation practices of the Companies.  The appropriate Board may structure or establish  the time of payment of amounts under the LTIP or other incentive compensation plan or program in order to enhance the deductibility thereof, provided (i) there is no economic detriment to the Executive and (ii) any delayed payment of any such award that is treated as deferred compensation under Section 409A of the Code is made upon the occurrence of a permissible distribution date or event under such Section 409A. The Board and Executive shall cooperate in good faith in such structuring the payment of such awards.

4.4                                 Savings and Retirement Plans.  Executive shall be eligible to participate during the Employment Period in any Company’s savings and retirement plans, practices, policies and programs, in accordance with the terms thereof, if any, applicable from time to time to members of Senior Management, including any supplemental executive retirement plan.

Article V.

OTHER BENEFITS

5.1                                 Welfare Benefits.  During the Employment Period, Executive and his family shall be eligible to participate in, and shall receive all benefits under, any Company’s welfare benefit plans, practices, policies and programs provided or made generally available by the Company to Senior Management (including medical, dental, vision, short and long term disability, group-term life,  accidental death and dismemberment (AD&D) insurance plans and programs), in accordance with their terms as in effect from time to time.

5.2                                 Fringe Benefits.  During the Employment Period, Executive shall be entitled to fringe benefits generally applicable to Senior Management in accordance with their terms as in effect from time to time.

5.3                                 Vacation .  During the Employment Period, Executive shall be entitled to paid time under the plans, practices, policies and programs generally applicable to members of Senior Management in accordance with their terms as in effect from time to time.

5.4                                 Expenses.  Executive shall be promptly reimbursed for all actual and reasonable employment-related business expenses he incurs during the Employment Period in accordance with any Company’s practices, policies, and procedures generally applicable to members of Senior Management in accordance with their terms as in effect from time to time, including the timely submission of required receipts and accountings.  Any expenses to be reimbursed to Executive pursuant to this Section 5.4 shall be paid to Executive not later than the end of the calendar year following the calendar year in which such expenses were incurred.

Article VI.

TERMINATION BENEFITS

6.1                                 Termination for Cause or Other than for Good Reason, etc.

(a)                                  If PFGI terminates Executive’s employment with the Companies for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Executive shall be entitled to receive immediately after the Date of Termination a lump sum amount equal to the sum of Executive’s Accrued Base Salary and Accrued Annual Bonus, and Executive shall not be entitled to receive any severance or other payment, other than compensation and benefits which relate to or derive from Executive’s employment with the Companies on or prior to the Date of Termination (including, without limitation, any deferrals under the LTIP) and which are otherwise payable in case of termination for Cause or other than for Good Reason, death or Disability, as applicable

(b)                                 Executive’s employment may be terminated for Cause only if  (i) PFGI provides Executive (before the Date of Termination) with written notice of the Board meeting referred to in clause (ii) of this Section 6.1(b) at least twenty days prior to such meeting and specifies in detail in writing the basis of a claim of Cause and provides Executive, with or without counsel, at Executive’s election, an opportunity to be heard and present arguments and evidence on Executive’s behalf at such meeting, (ii) the PFGI Board, by affirmative vote of not less than 2/3 of the entire membership of the PFGI Board (excluding the Executive’s vote from any such determination) decides that the acts or omissions constitute Cause which Executive failed to cure after being given an opportunity to cure if required by Section 1.11, and to the effect that Executive’s employment should be terminated for Cause and (iii) PFGI thereafter provides Executive a Notice of Termination which specifies in detail the basis of such Termination of Employment for Cause.  Nothing in this Section 6.1(b) shall preclude the Board, by majority vote, from suspending Executive from his duties, with pay at any time.

6.2                                 Termination for Retirement, Death or Disability.  If, before the end of the Employment Period, Executive’s employment terminates due to his Retirement, death or Disability, Executive or his Beneficiaries, as the case may be, shall be entitled to receive immediately after the Date of Termination, a lump sum amount which is equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus, and, subject to compliance with Section 162(m) of the Code, Prorata Annual Bonus.  All of Executive’s rights under any non-qualified retirement plan (including any non-qualified defined contribution plan) shall become fully vested (to the extent not previously vested) on the Date of Termination.  In calculating the amount payable under any nonqualified defined benefit plan, Executive shall be treated as though he had attained age 57 on the Date of Termination and shall be credited under such plan with additional service in an amount equal to that he would have completed had he continued to work until age 57.  Any accrued benefit that is forfeited by Executive due to his death, Disability or Retirement under a qualified plan which is supplemented by a nonqualified plan shall be paid from the applicable supplemental non-qualified plan.

6.3                                 Termination Without Cause or for Good Reason.  In the event of a Termination Without Cause or a Termination for Good Reason (in either case occurring during the Employment Period), Executive shall be entitled to receive the following:

(a)                                  promptly after the Date of Termination (but in no event later than ten  business days after the Date of Termination) a lump sum amount equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus and, subject to compliance with Section 162(m) of the Code, Prorata Annual Bonus;

(b)                                 six months after the Date of Termination a lump sum amount equal to the product of (i) the sum of Base Salary plus Target Annual Bonus for the Fiscal Year during which the Date of Termination occurs (provided that no effect shall be given to any reduction in Target Annual Bonus that would qualify as Good Reason if Executive were to terminate his employment on account thereof), and multiplied by (ii) 2;

(c)                                  until the earlier of (i) the 18 month anniversary of the Date of Termination or (ii) the date Executive becomes eligible to participate in any plan, program or arrangement providing benefits of a similar nature by reason of his employment or other provision of services, the life insurance benefit specified in Section 5.1 to which Executive is entitled as of Date of Termination, subject to the terms of applicable plans, programs or policies; provided that the Executive shall pay the same amount for such benefits as covered members of Senior Management who are actively employed would pay;

(d)                                 if the Date of Termination occurs prior to the Executive’s 57th birthday, (1) for the six-month period following the Date of Termination, the Companies shall provide Executive and his eligible dependants the same medical benefits (on the same terms and conditions) as would have applied had Executive continued to be an employee of the Companies for such period, and (2) monthly after such six month period, for the remainder of the life of Executive, benefits equivalent to those payable under the Principal Welfare Benefit Plan for Employees calculated under the terms of such plan as if the Date of Termination occurred after Executive’s 57th birthday, reduced by amounts actually payable under such plan, provided that, if either Executive or the Company reasonably believes it is likely that the  benefits under subclause (2) cannot be provided on a tax-favored basis, the Company shall pay the cost of the insurance premium for such benefits on the same monthly basis as such benefits would have been provided;

(e)                                  if the Date of Termination occurs prior to Executive’s 57th birthday, for purposes of calculating the retirement benefits payable to Executive under the Supplemental Executive Retirement Plan for Employees, Executive will be treated as though the Date of Termination occurred after Executive’s 57th birthday;

(f)                                    key executive level outplacement services, the provider of which shall be selected by Executive, up to a maximum of $10,000; provided that in no event shall any amount be payable to Executive in lieu of his receipt of such services.

Notwithstanding anything herein to the contrary, the benefits provided in Section 6.3 shall be provided only upon Executive’s execution of a release and waiver as described in Section 6.5.  For the avoidance of doubt, Executive’s rights and entitlements with respect to any equity-based or other long-term incentive compensation awards (including any LTIP Award) outstanding as of the Date of Termination shall be determined in accordance with the terms of such awards and the governing plan documents and shall not be enhanced or otherwise modified by the terms of this Agreement.

6.4                                 Other Rights.  This Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program or policy provided by the Company and for which Executive may qualify, and shall not impair the Company’s rights to amend or terminate any benefit, bonus, incentive or other plan program or policy; provided however that no such amendment or termination shall treat Executive less favorably than other Senior Management and Executive’s benefits, bonus and incentives in the aggregate shall not be reduced.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program or policy and any other payment or benefit required by law at or after the Date of Termination shall be payable in accordance with such plan, program or policy or applicable law except as expressly modified by this Agreement.

6.5                                 Waiver and Release.  Notwithstanding anything herein to the contrary, upon any Termination of Employment (other than due to death)

(a)                                  the Executive shall execute a release and waiver in form mutually agreed by Executive and the Board of PFGI (which agreement neither party shall unreasonably withhold) which releases, waives, and forever discharges the Companies, their Affiliates, and their respective subsidiaries, affiliates, employees, officers, shareholders, members, partners, directors, agents, attorneys, predecessors, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with and services as a director of the Companies and their Affiliates; claims or demands related to compensation or other amounts under any compensatory arrangement, stock, stock options, or any other ownership interests in any of the Companies or any Affiliate, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute of cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with

Disabilities Act of 1990; tort law, contract law; wrongful discharge, discrimination; defamation; harassment; or emotional distress; provided that Executive’s waiver and release shall not relieve the Companies from any of the following obligations, to the extent they are to be performed after the date of the release and waiver:  (i) payment of amounts due under Sections 6.1, 6.2 or 6.3, as applicable, (ii) any obligations under the second sentence of Section 6.4, and (iii) payment of any gross-up amount due under Article VIII; and provided further that (x) neither party shall release the other from his or its obligations under Article IX of this agreement, to the extent such obligations are to be performed after the Date of Termination, and (y) Executive shall not be precluded from defending against Cause Claims (as defined in Section 6.5(b)); and

(b)                                 the Company shall execute a release and waiver in form mutually agreed by Executive and the Board of PFGI (which agreement neither party shall unreasonably withhold) which releases, waives, and forever discharges the Executive and his executors, administrators, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with and services as a director of the Companies and their Affiliates, but excluding any such claims liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages or obligations arising out of or in any way connected with events, acts or conduct giving rise to or in any way connected with Executive’s Termination of Employment for Cause (“Cause Claims”), provided, however, that (i) neither party shall release the other from his or its obligations under Article IX of this agreement, to the extent such obligations are to be preformed after the Date of Termination, (ii) the Company shall not release Executive from his obligation under Article VII and (iii) Executive shall not be precluded from defending against Cause Claims.

(c)                                  Executive hereby agrees that the execution of this Agreement is adequate consideration for the execution of such a release, and hereby acknowledges that the Companies would not have executed this Agreement had Executive not agreed to execute such a release.

Article VII.

RESTRICTIVE COVENTANTS

7.1                                 Non-Competition.                                                 Executive shall not at any time during the period beginning on the Agreement Date and ending 18 months following the Date of Termination (whether or not during the Term), regardless of the reasons for such termination, directly or indirectly, in any capacity:

(a)                                  engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after the Date of Termination this Section 7.1(a) shall not preclude Executive from being an employee of, or consultant to, any business unit of a Competitive Business if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business; or

(b)                                 make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business; provided, however, that nothing in this subsection shall restrict Executive from making an investment in any Competitive Business if such investment (i) represents no more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) does not give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) does not create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment.

7.2                                 Non-Solicitation.  Executive shall not at any time during the period beginning on the Agreement Date and ending 18 months following the Date of Termination (whether or not during the Term), regardless of the reasons for such termination, directly or indirectly:

(a)                                  other than in connection with the good-faith performance of his duties as an officer of any of the Companies, encourage any employee or agent of the Companies or any Affiliate to terminate his relationship with any of the Companies or any Affiliate;

(b)                                 solicit the employment of or the engagement as a consultant or advisor of, any employee or agent of any of the Companies or any Affiliate (other than by the Company or an Affiliate), or cause or encourage any Person to do any of the foregoing;

(c)                                  establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any Affiliate; or

(d)                                 interfere with the relationship of any of the Companies with, or endeavor to entice away from any of the Companies, any Person who or which at any time during the period commencing one year prior to the Agreement Date was or is a material client or material supplier of, or maintained a material business relationship with, any of the Companies or an Affiliate.

7.3                                 Disparagement.  Executive acknowledges that the Companies’ reputations are important and should not be impaired at any time by Executive.  Executive agrees not to disparage the reputation of the Companies.

7.4                                 Confidentiality.  The Executive acknowledges that in the course of performing services for the Companies and Affiliates, he may create, develop, learn of, receive or contribute non-public information, ideas, processes, methods, designs, devices, inventions, data, models and other information relating to the Companies and their Affiliates or their products, services, businesses, operations, employees or customers, whether in tangible or intangible form, and that the Companies or their Affiliates desire to protect and keep secret and confidential, including trade secrets and information from third parties that the Companies or their Affiliates are obligated to keep confidential (“Confidential Information”).  Confidential Information shall not include:  (i) information that is or becomes generally known through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of the Company.  The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Companies and their Affiliates, and that disclosure of Confidential Information would cause damage to the Companies and their Affiliates.  Except (i) as required by the duties of his employment with any of the Companies or any of their and/or its Affiliates; (ii)with the consent of PFGI, or (iii) in connection with enforcing the Executive’s rights under this Agreement or if compelled by a court or governmental agency(provided that this subclause (iii) shall not apply unless Executive has provided PFGI with reasonable prior written notice of any such proposed disclosure in connection with any enforcement action or compelled testimony), the Executive agrees that he will not willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during his employment with any of the Companies or their Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Executive or any other person or entity other than the Companies or the Affiliates.  These obligations shall continue during and after the termination of Executive’s employment (whether or not during the Employment Period).

7.5                                 Intellectual Property.  During the Employment Period, Executive shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, discovers or develops alone or with others during the course of his employment with the Company, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that: (i) relate to the business of the Company or any customer or supplier to the Company or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or that may be used in relation therewith; or (ii) result from tasks assigned to Executive by the Company; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company.  Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Executive expressly assigns to the Company all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive.

(a)                                  The Company hereby notifies Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless:  (i) the invention relates (a) to the Company’s business, or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results form any work performed by the Executive for the Company.

(b)                                 Executive agrees that upon disclosure of Work Product to the Company, Executive will, during his employment and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require:  (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)                                  In the event that the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patents, copyright or other analogous protection relating to Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to executive and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

7.6                                 Reasonableness of Restrictive Covenants.

(a)                                  Executive acknowledges that the covenants contained in Sections 7.1, 7.2, 7.3,  7.4 and 7.5 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Companies’ relationships with their employees, clients and suppliers.  Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Companies would not have entered into this Agreement.

(b)                                 The Companies and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants.  Executive acknowledges that his observance of the covenants contained in Sections 7.1, 7.2, 7.3, 7.4 and 7.5 will not deprive him of the ability to earn a livelihood or to support his dependents.

7.7                                 Rights to Injunction; Survival of Undertakings.

(a)                                  In recognition of the necessity of the limited restrictions imposed by Sections 7.1, 7.2, 7.3, 7.4 and 7.5, the parties agree that it would be impossible to measure solely in money the damages that any of the Companies would suffer if Executive were to breach any of his obligations under such Sections.  Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Companies.  Accordingly, Executive agrees that any of the Companies shall be entitled, in addition to any other remedies to which such Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any actual breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any defense that any of the Companies has an adequate remedy at law for any such breach.

(b)                                 If a court determines that any of the covenants included in this Article VII are unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court may modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

(c)                                  All of the provisions of this Article VII shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Employment Period.

(d)                                 No Company shall have any further obligation to pay or provide severance or benefits under Section 6.3 if a court determines that the Executive has breached any covenant in this Article VII.

Article VIII.

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

8.1                                 Tax Gross-Up Payment.  If at any time or from time to time it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit (“Potential Parachute Payment”) hereunder or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Tax”), then Executive shall receive and PFGI shall pay or cause to be paid a Tax Gross-Up Payment with respect to all such excise taxes and other Taxes; provided, however, that this Article VIII shall be subject in its entirety to any Change of Control agreement with Executive entered after the Agreement Date by the Company.  The Tax Gross-Up Payment is intended to compensate Executive for all such excise taxes and any federal, state, local, foreign or other income, employment, or excise taxes or other taxes payable by Executive with respect to the Tax Gross-Up Payment.  For purposes of this Agreement, a “Tax Gross-Up Payment” shall mean an amount sufficient to enable the Executive to pay (a) any Excise Tax imposed on the Executive by reason of receipt of the Potential Parachute Payments and (b) all incremental federal, state, local and foreign income, employment, excise and other taxes payable by Executive by reason of receipt of the Tax Gross-Up payment.  Any Tax Gross-Up Payment to be made hereunder shall be paid on, or promptly following, the date that the Excise Tax related to such Tax Gross-Up Payment is due, but in no event later than the end of the calendar year following the calendar year in which such Excise Tax is incurred.

8.2                                 Limitations on Gross-Up Payments.

(a)                                  Notwithstanding any other provision of this Article VIII, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Tax Gross-Up Payment that, but for this Section 8.2, would be payable to Executive, does not exceed 110% of After-Tax Floor Amount (as defined below), then no Tax Gross-Up Payment shall be made to Executive and the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive and (ii) not cause any Potential Parachute Payments to be come nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).  For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective after-tax marginal rate of Taxes.

(b)                                 For purposes of this Agreement:

(i)                                     “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Taxes paid or payable by Executive in respect of such specified amount; and

(ii)                                  “Floor Amount” means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Executive without causing Executive to become liable for any Excise Taxes in connection therewith; and

(iii)                               “After-Tax Floor Amount” means the After-Tax Amount of the Floor Amount.

Article IX.

MISCELLANEOUS

9.1                                 Approvals.  The Companies represent and warrant to Executive they have taken all corporate action necessary to authorize this Agreement.

9.2                                 No Mitigation.  In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued welfare benefits provided for by Section 6.3(d) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

The Companies’ obligation to make the payments provided for in this Agreement and otherwise perform the obligations hereunder shall not (unless Executive is terminated for Cause) be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action, which the Companies may have against Executive.

9.3                                 Enforcement.

(a)                                  If Executive incurs legal, accounting, expert witness or other fees, costs or expenses (including arbitration fees, costs or expenses) in an effort to secure, preserve, establish entitlement to, or obtain compensation or benefits under this Agreement, the Company shall promptly reimburse Executive for such fees, costs and expenses whether or not Executive is successful; provided, however, that no reimbursement shall be made of such expenses if Executive does not prevail (after exhaustion of all available judicial remedies) on at least one material issue or Executive’s assertion of rights was in bad faith and Executive does not prevail (after exhaustion of all available judicial remedies).

(b)                                 If the Companies fail to pay any amount provided under any provision of this Agreement when due, the Executive shall be entitled to interest, compounded monthly, on such amount at a rate equal to the lesser of (i) (A) the highest rate of interest charged by the relevant Company’s principal lender on its revolving credit agreements, or (B) in the absence of such a lender, the prime commercial lending rate announced The Wall Street Journal in effect from time to time during the period of such nonpayment, or (ii) the highest legally-permissible interest rate allowed to be charged under applicable law.

9.4                                 Indemnification and Insurance.  The Executive shall be indemnified and held harmless by the Companies to the greatest extent permitted under applicable Iowa law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits a Company to provide broader indemnification that was permitted prior to such amendment) and the Companies’ respective by-laws as such exist on the Agreement Date if the Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that the Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of a Company or any other entity which the Executive is or was serving at the request of a Company (“Proceeding”), against all expenses (including all reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by the Executive or to which the Executive may become subject for any reason.  A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 9.3(a).  Upon receipt from Executive of (i) a written request for an advancement of expenses, which Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that Executive is not entitled to indemnification under this Agreement or otherwise, the Companies shall advance such expenses to Executive or pay such expenses for Executive, all in advance of the final disposition of any such matter.  During Executive’s employment and thereafter, Companies shall provide Executive with coverage under a director’s and officer’s liability insurance policy in amounts no less than, and on terms no less favorable than, those provide to senior executive officers and directors of the Companies on the Agreement Date and in amounts no less than, and on terms no less favorable than those, as provided to senior executive officers and directors of the Companies from time to time.

9.5                                 Cooperation With Regard to Litigation.  The Executive agrees to cooperate with the Companies during his employment with any of the Companies (whether or not during the Employment Period) and thereafter (including following Executive’s termination of employment for any reason, whether or not pursuant to this Agreement) by making himself reasonably available to testify on behalf of the Companies or their Affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative and to assist each Company or any of its Affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with the Board of such Company or Affiliate or counsel or representatives or counsel to the Company or its Affiliates, as reasonably requested by the Board or such counsel.  The Executive shall be entitled to reimbursement for any expenses (including legal fees) reasonably incurred by the Executive in connection with his compliance with the foregoing covenant; provided, however, that during the Employment Period the Executive shall not be reimbursed for his time spent in connection with his compliance with the foregoing covenant.  The Companies agree to pay Executive a per diem of $3,500 per day for each day of service (including travel days) performed by Executive in accordance with this Section after Executive is no longer employed by the Companies.

9.6                                 Beneficiary.  If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate.  Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement.  Such payments shall not be less than the amount payable to Executive as if Executive had lived to the date of payment and were the payee.  Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

9.7                                 Assignment; Successors.  This Agreement is personal to Executive and he may not assign his duties or obligations under it.  No Company may assign its respective rights and obligations under this Agreement without the prior written consent of Executive, except to a successor to the Company’s business, which expressly assumes the Company’s obligations hereunder in writing.  This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Companies and their successors and permitted assigns.  Each Company shall require any successor to all or substantially all of the business and/or assets of such Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as such Company would be required to perform if no such succession had taken place.

9.8                                 Non-alienation.  Except as is otherwise expressly provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

9.9                                 Severability.  If all or any part of this Agreement is declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid.  Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

9.10                           Amendment; Waiver.  This Agreement shall not be amended or modified except by written instrument executed by PFGI and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

9.11                           Arbitration.  Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in Des Moines, Iowa, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved).  Any dispute, controversy or claim submitted for resolution shall be submitted to three (3) arbitrators, each of whom is a nationally recognized executive compensation specialist.  The Company involved in the dispute, controversy or claim, or PFGI if more than one Company is so involved, shall select one arbitrator, the Executive shall select one arbitrator and the third arbitrator shall be selected by the first two arbitrators.  The arbitrators shall be required to render their award in a written statement setting forth their findings of fact and the bases for their conclusions.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction.  The expenses of the arbitration shall be borne according to Section 9.3, except that in the discretion of the arbitrators any award may include the fees and costs of a party’s attorneys if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration in bad faith or as a dilatory tactic.  No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations.  Notwithstanding anything to the contrary contained in this Section 9.11 or elsewhere in this Agreement, either party may bring an action in the Iowa District Court for Polk County, or the United State District Court for the Southern District of Iowa, if jurisdiction there lies, in order to maintain the status quo ante of the parties.  The “status quo ante” is defined as the last peaceable, uncontested status between the parties.  However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Agreement.  Notwithstanding anything to the contrary contained in this Section 9.11 or elsewhere in this Agreement, either party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator.  The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure.  In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator(s) shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Fed. R. Civ. P.

9.12                           Notices.  All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to a Company, to:	Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392
Attention: Karen E. Shaff
Executive Vice President and General Counsel
Facsimile No.: (515) 235-9852

If to Executive, to:	at his most recent home address or facsimile
number on file with the Company.

Either party may from time to time designate a new address by notice given in accordance with this Section.  Notice shall be effective when actually received by the addressee.

9.13                           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

9.14                           Captions.  The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

9.15                           Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

9.16                           Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Iowa, without regard to its choice of law principles.

9.17                           Survival of Executive’s Rights.  All of Executive’s rights hereunder, including his rights to compensation and benefits, and his obligations under Article VIII hereof, shall survive the termination of Executive’s employment or the termination of this Agreement.

9.18                           Joint and Several Liability.  The obligations of the Companies to Executive under this Agreement shall be joint and several.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXECUTIVE

/s/ Larry D. Zimpleman
Larry D. Zimpleman

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ William T. Kerr
Its:	Chairman, Human Resources Committee of the Board of Directors

PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/ William T. Kerr
Its:	Chairman, Human Resources Committee of the Board of Directors

PRINCIPAL FINANCIAL SERVICES, INC.

By:	/s/ William T. Kerr
Its:	Chairman, Human Resources Committee of the Board of Directors